Contact:     Richard S. Wallington
             Chief Financial Officer
             (205) 942-3737

         Books-A-Million, Inc. Announces First Quarter Results
                            ---------------
                 Comparable Store Sales Increase 7.1%
           Company Increases Full Year Earnings Guidance to
                   $0.52 to $0.54 Per Diluted Share


BIRMINGHAM, Ala. (May 19, 2004) -- Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced financial results for the first quarter ended May 1, 2004. Net sales for the 13-week period increased 10.2% to $108.5 million from sales of $98.5 million in the year-earlier period. Comparable store sales for the quarter increased 7.1% when compared with the 13-week period for the prior year. Net income for the quarter was $1.2 million, or $0.07 per diluted share, compared with a net loss of $1.0 million, or $0.06 per diluted share, in the year-earlier period.

     Commenting on the results, Sandra B. Cochran, President and Chief Executive Officer, said, "We are very pleased with our results for the quarter, which were boosted by sales gains in almost all of our key book categories. Titles related to the low carbohydrate diet trend, the political environment and the religion and inspirational category, along with a strong lineup of fiction bestsellers, contributed to excellent comparable store sales growth. In addition, our cafes performed well, fueled by the success of our Frappe line of frozen drinks.

     Cochran continued, "The second quarter will prove challenging with the anniversary of last year's strong sales of the bestseller Harry Potter and the Order of the Phoenix and the related customer traffic. However, our entire team is working hard to build on the positive trends of recent months, to maintain fiscal and operational discipline, and to remain focused on our goals of improving margin and inventory management for the year."

     The Company expects to report net income of $0.01 to $0.03 per diluted share for the second quarter of fiscal 2005 versus last year's net income of $0.08 per diluted share. The primary reason for the decrease in earnings is the comparison to strong sales of Harry Potter and related customer traffic during the quarter last year. Fiscal 2005 full-year earnings guidance is being increased by $0.03 to a range of $0.52 to $0.54 per diluted share versus last year's earnings of $0.43 per diluted share.

     Books-A-Million is one of the nation's leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 204 stores in 18 states and the District of Columbia. The Company operates four distinct store formats, including large superstores operating under the names Books-A-Million and Books & Co., traditional bookstores operating under the names Books-A-Million and Bookland, and Joe Muggs Newsstands. The Company's wholesale operations include American Wholesale Book Company and Book$mart, both based in Florence, Alabama.

                         BOOKS-A-MILLION, INC.
              Unaudited Consolidated Financial Highlights
                 (In thousands, except per share data)

                                                   13 Weeks Ended
                                               ----------------------
                                                 May 1,       May 3,
                                                  2004         2003
                                               ---------    ---------
NET SALES                                      $ 108,515    $  98,505
  Cost of sales (including warehouse,
    distribution and store occupancy costs)       78,831       73,568
                                               ---------    ---------
GROSS PROFIT                                      29,684       24,937
  Operating, selling and administrative
    expenses                                      23,183       21,576
  Depreciation and amortization                    3,991        4,035
                                               ---------    ---------
OPERATING INCOME (LOSS)                            2,510         (674)
  Interest expense, net                              518          869
                                               ---------    ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS
  BEFORE INCOME TAXES                              1,992       (1,543)
  Income tax provision (benefit)                     757         (587)
                                               ---------    ---------
INCOME (LOSS) FROM CONTINUING OPERATIONS           1,235         (956)
DISCONTINUED OPERATIONS:
  Loss from discontinued operations (including
    impairment charges)                               --         (138)
  Income tax benefit                                  --           52
                                               ---------    ---------
LOSS FROM DISCONTINUED OPERATIONS                     --          (86)
                                               ---------    ---------
NET INCOME (LOSS)                              $   1,235    $  (1,042)
                                               =========    =========
NET INCOME PER COMMON SHARE:
Basic:
  Income (loss) from continuing operations     $    0.08    $   (0.06)
  Loss from discontinued operations                (0.00)       (0.00)
                                               ---------    ---------
  Net income (loss)                            $    0.08    $   (0.06)
                                               =========    =========
Diluted:
  Income (loss) from continuing operations     $    0.07    $   (0.06)
  Loss from discontinued operations                (0.00)       (0.00)
                                               ---------    ---------
  Net income (loss)                            $    0.07    $   (0.06)
                                               =========    =========
Weighted average shares outstanding:
  Basic                                           16,445       16,220
                                               =========    =========
  Diluted                                         17,213       16,220
                                               =========    =========

Safe Harbor Statement Under the Private Securities Litigation Reform
  Act of 1995:

     This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                                -END-